Exhibit 99.1
NuStar Energy L.P. Reports Higher EBITDA Results in the Second Quarter of 2015
Net Income and DCF in 2015 YTD Surpass 2014 YTD

SAN ANTONIO, July 24, 2015 - NuStar Energy L.P. (NYSE: NS) today announced second quarter 2015 earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations were $143.0 million, compared to second quarter 2014 EBITDA from continuing operations of $140.1 million. For the six months ended June 30, 2015, the partnership reported $357.0 million of EBITDA from continuing operations, compared to $266.8 million for the six months ended June 30, 2014.

Second quarter 2015 distributable cash flow (DCF) from continuing operations available to limited partners was $92.2 million, or $1.18 per unit, compared to 2014 second quarter DCF from continuing operations available to limited partners of $93.6 million, or $1.20 per unit. For the six months ended June 30, 2015, DCF from continuing operations available to limited partners was $198.9 million, or $2.55 per unit, compared to $171.5 million, or $2.20 per unit, for the six months ended June 30, 2014.

The partnership reported second quarter 2015 net income applicable to limited partners of $42.4 million, or $0.54 per unit, compared to $43.6 million, or $0.56 per unit, earned in the second quarter of 2014. For the six months ended June 30, 2015, net income applicable to limited partners was $157.0 million, or $2.01 per unit, compared to net income applicable to limited partners of $71.7 million, or $0.92 per unit, for the six months ended June 30, 2014.

Absent a gain related to our January 2, 2015 acquisition of the remaining 50% ownership in the Linden terminal, adjusted EBITDA from continuing operations for the six months ended June 30, 2015 would have been $300.7 million, while adjusted net income applicable to limited partners would have been $101.8 million, or $1.30 per unit.

The partnership also announced that its board of directors has declared a second quarter 2015 distribution of $1.095 per unit. The second quarter 2015 distribution will be paid on August 13, 2015 to holders of record as of August 7, 2015.

“Despite an unprecedented amount of rainfall in the South Texas area and operational issues at third party gas processing plants during the second quarter, we averaged a record of 193,000 barrels per day of Eagle Ford throughput volumes into our Corpus Christi North Beach facility and ultimately across our docks,” said Brad Barron, President and Chief Executive Officer of NuStar Energy L.P. and NuStar GP Holdings, LLC. “These volumes, which benefitted both our pipeline and storage segments, helped us achieve a strong quarterly distribution coverage ratio of 1.08 times.”

2015 Earnings Guidance

“Due to reduced volume projections for the remainder of the year on pipelines that serve our Gulf Coast markets, we now expect our pipeline segment EBITDA to be $25 to $45 million higher than 2014. With higher storage throughputs and favorable renewals at several of our terminals, we now expect storage segment EBITDA to be $20 to $40 million higher than 2014. Our fuels marketing segment EBITDA is still projected to be in the range of $20 to $30 million,” said Barron.

Barron continued, “We have updated our capital spending projections for 2015. Our 2015 strategic capital spending is now expected to be $430 to $450 million, while our 2015 reliability capital spending is expected to be $35 to $45 million.”

Second Quarter 2015 Earnings Conference Call Details

A conference call with management is scheduled for 9:00 a.m. CT today, July 24, 2015, to discuss the financial and operational results for the second quarter of 2015. Investors interested in listening to the presentation may call 800/622-7620, passcode 77225295. International callers may access the presentation by dialing 706/645-0327, passcode 77225295. The partnership intends to have a playback available following the presentation, which may be accessed by calling 800/585-8367, passcode 77225295. International callers may access the playback by calling 404/537-3406, passcode 77225295. The playback will be available until 10:59 p.m. CT on August 21, 2015.

Investors interested in listening to the live presentation or a replay via the internet may access the presentation directly by clicking here or by logging on to NuStar Energy L.P.’s Web site at www.nustarenergy.com.

-More-

The presentation will disclose certain non-GAAP financial measures. Reconciliations of certain of these non-GAAP financial measures to U.S. GAAP may be found in this press release, with additional reconciliations located on the Financials page of the Investors section of NuStar Energy L.P.’s Web site at www.nustarenergy.com.

NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, is one of the largest independent liquids terminal and pipeline operators in the nation.  NuStar currently has 8,651 miles of pipeline and 80 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids.  The partnership’s combined system has approximately 93 million barrels of storage capacity, and NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, and the United Kingdom.  For more information, visit NuStar Energy L.P.'s Web site at www.nustarenergy.com.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of NuStar Energy L.P.’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of NuStar Energy L.P.’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable. Nominees, and not NuStar Energy L.P., are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events, such as the partnership’s future performance. All forward-looking statements are based on the partnership’s beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s and NuStar GP Holdings, LLC’s 2014 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission. Actual results may differ materially from those described in the forward-looking statements.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Statement of Income Data:
Revenues:
Service revenues	$274,581	$259,562	$544,554	$488,900
Product sales	296,030	490,183	581,001	1,110,058
Total revenues	570,611	749,745	1,125,555	1,598,958
Costs and expenses:
Cost of product sales	281,610	473,755	544,116	1,068,714
Operating expenses	117,138	115,537	232,785	221,602
General and administrative expenses	26,693	23,163	51,746	44,019
Depreciation and amortization expense	52,765	47,936	105,222	94,166
Total costs and expenses	478,206	660,391	933,869	1,428,501
Operating income	92,405	89,354	191,686	170,457
Equity in earnings (loss) of joint ventures	—	3,294	—	(1,012)
Interest expense, net	(32,824)	(33,122)	(64,861)	(67,539)
Interest income from related party	—	—	—	1,055
Other (expense) income, net	(2,152)	(474)	60,116	3,204
Income from continuing operations before income tax expense	57,429	59,052	186,941	106,165
Income tax expense	3,104	1,865	5,491	5,982
Income from continuing operations	54,325	57,187	181,450	100,183
(Loss) income from discontinued operations, net of tax	—	(1,788)	774	(5,147)
Net income	$54,325	$55,399	$182,224	$95,036
Net income applicable to limited partners	$42,434	$43,599	$156,970	$71,743
Net income (loss) per unit applicable to limited partners:
Continuing operations	$0.54	$0.58	$2.00	$0.98
Discontinued operations	—	(0.02)	0.01	(0.06)
Total	$0.54	$0.56	$2.01	$0.92
Weighted-average limited partner units outstanding	77,886,078	77,886,078	77,886,078	77,886,078

EBITDA from continuing operations (Note 1)	$143,018	$140,110	$357,024	$266,815
DCF from continuing operations (Note 1)	$104,932	$106,321	$224,452	$197,033

	June 30,			December 31,
	2015	2014		2014
Balance Sheet Data:
Total debt	$3,120,616	$2,726,629		$2,826,452
Partners’ equity	$1,713,073	$1,809,359		$1,716,210
Consolidated debt coverage ratio (Note 2)	4.3x	4.0x		4.0x

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Pipeline:
Refined products pipelines throughput (barrels/day)	499,333	521,391	502,838	497,315
Crude oil pipelines throughput (barrels/day)	468,431	427,122	487,246	393,457
Total throughput (barrels/day)	967,764	948,513	990,084	890,772
Throughput revenues	$122,210	$117,798	$246,635	$220,757
Operating expenses	36,634	38,072	71,942	69,689
Depreciation and amortization expense	20,756	19,490	41,233	37,842
Segment operating income	$64,820	$60,236	$133,460	$113,226
Storage:
Throughput (barrels/day)	957,452	894,194	919,075	857,967
Throughput revenues	$34,623	$31,216	$66,314	$58,686
Storage lease revenues	123,019	113,770	241,662	218,866
Total revenues	157,642	144,986	307,976	277,552
Operating expenses	74,004	69,091	146,632	134,358
Depreciation and amortization expense	29,887	25,888	59,615	51,180
Segment operating income	$53,751	$50,007	$101,729	$92,014
Fuels Marketing:
Product sales and other revenue	$297,589	$493,651	$584,023	$1,114,622
Cost of product sales	285,862	477,830	552,080	1,077,305
Gross margin	11,727	15,821	31,943	37,317
Operating expenses	9,077	10,996	19,368	22,927
Depreciation and amortization expense	—	4	—	11
Segment operating income	$2,650	$4,821	$12,575	$14,379
Consolidation and Intersegment Eliminations:
Revenues	$(6,830)	$(6,690)	$(13,079)	$(13,973)
Cost of product sales	(4,252)	(4,075)	(7,964)	(8,591)
Operating expenses	(2,577)	(2,622)	(5,157)	(5,372)
Total	$(1)	$7	$42	$(10)
Consolidated Information:
Revenues	$570,611	$749,745	$1,125,555	$1,598,958
Cost of product sales	281,610	473,755	544,116	1,068,714
Operating expenses	117,138	115,537	232,785	221,602
Depreciation and amortization expense	50,643	45,382	100,848	89,033
Segment operating income	121,220	115,071	247,806	219,609
General and administrative expenses	26,693	23,163	51,746	44,019
Other depreciation and amortization expense	2,122	2,554	4,374	5,133
Consolidated operating income	$92,405	$89,354	$191,686	$170,457

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Per Unit Data)
Notes:

(1)
NuStar Energy L.P. utilizes financial measures such as earnings before interest, taxes, depreciation and amortization (EBITDA), distributable cash flow (DCF), adjusted net income and adjusted net income per unit (collectively, financial measures), which are not defined in U.S. generally accepted accounting principles (GAAP). Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these financial measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and/or the cash that the business is generating. None of these financial measures are presented as an alternative to net income or income from continuing operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with GAAP. For purposes of segment reporting, we do not allocate general and administrative expenses to our reported operating segments because those expenses relate primarily to the overall management at the entity level. Therefore, EBITDA reflected in the segment reconciliations exclude any allocation of general and administrative expenses consistent with our policy for determining segmental operating income, the most directly comparable GAAP measure.

The following is a reconciliation of income from continuing operations to EBITDA from continuing operations and DCF from continuing operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Income from continuing operations	$54,325	$57,187	$181,450	$100,183
Plus interest expense, net and interest income from related party	32,824	33,122	64,861	66,484
Plus income tax expense	3,104	1,865	5,491	5,982
Plus depreciation and amortization expense	52,765	47,936	105,222	94,166
EBITDA from continuing operations	143,018	140,110	357,024	266,815
Equity in (earnings) loss of joint ventures	—	(3,294)	—	1,012
Interest expense, net and interest income from related party	(32,824)	(33,122)	(64,861)	(66,484)
Reliability capital expenditures	(6,029)	(7,239)	(12,827)	(11,998)
Income tax expense	(3,104)	(1,865)	(5,491)	(5,982)
Distributions from joint ventures	—	728	2,500	3,094
Other items (a)	2,431	4,311	(52,214)	3,869
Mark-to-market impact of hedge transactions (b)	1,440	6,692	321	6,707
DCF from continuing operations	$104,932	$106,321	$224,452	$197,033

Less DCF from continuing operations available to general partner	12,766	12,766	25,532	25,532
DCF from continuing operations available to limited partners	$92,166	$93,555	$198,920	$171,501

DCF from continuing operations per limited partner unit	$1.18	$1.20	$2.55	$2.20

(a)
Other items consist of a net increase in deferred revenue associated with throughput deficiency payments and construction reimbursements. For the six months ended June 30, 2015, other items mainly consist of a $56.3 million non-cash gain associated with the Linden terminal acquisition.

(b)
DCF from continuing operations excludes the impact of unrealized mark-to-market gains and losses that arise from valuing certain derivative contracts, as well as the associated hedged inventory. The gain or loss associated with these contracts is realized in DCF from continuing operations when the contracts are settled.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Per Unit Data)

Notes (continued):
The following is a reconciliation of net income and net income per unit to adjusted net income applicable to limited partners and adjusted net income per unit:

	Six Months Ended June 30, 2015
Net income / net income per unit	$182,224	$2.01
Gain on Linden terminal acquisition	(56,277)	(0.71)
Adjusted net income	125,947
GP interest and incentive	(24,129)
Adjusted net income applicable to limited partners / adjusted net income per unit	$101,818	$1.30

The following is a reconciliation of EBITDA from continuing operations to adjusted EBITDA from continuing operations:

Six Months Ended June 30, 2015
EBITDA from continuing operations	$357,024
Gain on Linden terminal acquisition	(56,277)
Adjusted EBITDA from continuing operations	$300,747

The following is a reconciliation of projected incremental operating income to projected incremental EBITDA for the year ended December 31, 2015:

	Pipeline Segment	Storage Segment
Projected incremental operating income	$ 18,000 - 33,000	$ 10,000 - 25,000
Plus projected incremental depreciation and amortization expense	7,000 - 12,000	10,000 - 15,000
Projected incremental EBITDA	$ 25,000 - 45,000	$ 20,000 - 40,000

The following is a reconciliation of projected operating income to projected EBITDA for the year ended December 31, 2015:

Fuels Marketing Segment
Projected operating income	$ 20,000 - 30,000
Plus projected depreciation and amortization expense	—
Projected EBITDA	$ 20,000 - 30,000

(2)	The consolidated debt coverage ratio is calculated as consolidated debt to consolidated EBITDA, each as defined in our $1.5 billion five-year revolving credit agreement.